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                                                                 Exhibit 23.1(a)




                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Experts" and "Selected Condensed Consolidated Financial Data" to the use of our report dated January 9, 1998, except for the 1998 stock split as described in Note 2, as to which the date is February 11, 1998 with respect to the consolidated financial statements and schedule of Chicago Miniature Lamp, Inc. and to the use of our report dated March 20, 1998 with respect to the consolidated financial statements of Sylvania Lighting International B.V., included in the Registration Statement (Form S-1) and related Prospectus of Chicago Miniature Lamp, Inc. for the registration of 12,506,250 shares of its common stock.


                                       /s/  Ernst & Young LLP

Chicago, Illinois
April 1, 1998